EXHIBIT 99.1

Luvu Brands Reports Fiscal First Quarter 2022 Results

Reports Record First Quarter Net Sales of $6.2 million; Up 16% from the prior year first quarter

Atlanta, Georgia, November 15, 2021 – Luvu Brands, Inc. (OTCQB: LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, today reported financial results for its fiscal first quarter ended September 30, 2021.

Fiscal First Quarter 2021 Highlights

Three months ended September 30, 2021 as compared to the three months ended September 30, 2020:

•	Net sales increased 16% to a first quarter record of $6.2 million from $5.4 million.

•	Total gross profit of $1.5 million, unchanged from the prior year.

•	Gross profit as a percentage of net sales decreased to 24% from 28%.

•	Operating expenses were $1,176,000, an increase of 12%, or approximately $124,000, from the prior year.

•	Net income of $227,000, or $0.00 per share, compared to a net income of $329,000, or $0.00 per share in the prior year.

•	Adjusted EBITDA was $398,000 for the quarter compared to $494,000 in the prior year quarter.

Louis Friedman, Chairman and Chief Executive Officer, commented, “During the first quarter, our margins were negatively impacted by raw material cost increases, labor shortages and higher freight costs compared to last year. We continue to increase our retail and wholesale selling prices, we have outsourced additional manufacturing to Mexico and invested heavily in additional automation to lower our costs. Although some raw material costs have begun to come down, I anticipate continued margin pressure for the next three to six months. Despite global supply chain disruptions, we are well stocked for the upcoming holiday season and I expect sales growth to be consistent with the most recent quarter.”

Fiscal First Quarter 2022 Results

Net sales increased 16% to $6.2 million, compared to $5.4 million in the same year-ago quarter. Sales of Liberator products increased 36% to $2.7 million from $2.0 million in the prior year. Jaxx product sales totaled $1.9 million, up 10% from $1.7 million in the first quarter of the prior fiscal year. Avana products decreased 23% to $744,000 from $960,000 in the prior year.

Gross profit for the first quarter totaled $1.5 million, compared to $1.5 million in the prior year first quarter. Labor costs, raw material csots and transportation cost increases caused the decline in the percentage gross margin, dropping to 24% from 28% in the prior year.

Operating expenses were approximately 19% of net sales, or approximately $1,176,000, compared to 20% of net sales, or approximately $1,052,000, for the same period in the prior year.

Net income for the quarter was $227,000, or $0.00 per share, compared to a net income of $329,000, or $0.00 per share in the prior year first quarter.

Adjusted EBITDA for the three months ended September 30, 2021 was $398,000 compared to $494,000 in the prior year period.

Cash and cash equivalents on September 30, 2021 totaled $961,000 compared to $977,000 at June 30, 2021.

Working capital increased from $435,000 at June 30, 2021 to $705,000 at September 30, 2021.

Financial Outlook

The Company expects revenue to be between $6.4 and $6.6 million in the second quarter of fiscal 2022, representing 15% year-over-year growth at the midpoint.

Conference Call Information

Management will host a conference call at 11:00 a.m. EST (10:00 a.m. CST; 8:00 a.m. PST) on November 15, 2021 to review the results for the first quarter. To listen and participate in the call, please register on this weblink https://www.webcaster4.com/Webcast/Page/2527/43678. After the formal presentation, there will be a Q&A session. Shareholders and other interested parties may ask questions through either the weblink or by calling 877-545-0320 (international 973-528-0002), participant access code is 927430. The replay of the call will remain available on the Company’s investor relations website, www.luvubrands.com, until February 12, 2022.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 as filed with the Securities and Exchange Commission (the "SEC") on September 28, 2021 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Luvu Brands, Inc. and are difficult to predict. Luvu Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms is not part of this press release.

Use of Non-GAAP Financial Measures

Luvu Brands’ management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA and Non-GAAP Operating Margin. As used herein, Adjusted EBITDA represents net income before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense, and Non-GAAP Operating Margin means Adjusted EBITDA divided by net sales. Management believes that these non-GAAP measures provide useful information about the Company's operating results. Neither Adjusted EBITDA nor Non-GAAP Operating Margin have been prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as alternatives to, or more meaningful than, gross profit and net income as indicators of the Company’s operating performance. Further, these non-GAAP financial measures, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. The Company has attached to this press release a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sexual performance; Avana®, inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from polyurethane foam and repurposed polyurethane foam trim. Headquartered in Atlanta, Georgia, the Company occupies a 140,000 square foot vertically-integrated manufacturing facility and employs over 200 people. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com

Fiscal First Quarter Fiscal 2022 Summary Financial Tables

Condensed Consolidated Statements of Operations
Dollars in thousands, except share and per share data

	Three Months Ended
	9/30/2021	9/30/2020
	(Unaudited)	(Unaudited)

Net Sales	$6,224	$5,367
Cost of goods sold	4,725	3,879
Gross profit	1,499	1,488

Operating expenses:
Advertising and promotion	132	69
Other selling and marketing	261	267
General and administrative	712	664
Depreciation	71	52
Total operating expenses	1,176	1,052

Operating income	323	436
Total interest and other expense	(96)	(107)
Income from operations before income taxes	227	329
Provision for income taxes	-	-
Net income	$227	$329

Net income per share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Shares used in calculation of net income per share:
Basic	75,037,890	73,452,596
Diluted	76,584,978	76,034,134

Condensed Consolidated Balance Sheets
Dollars in thousands

	9/30/2021	6/30/2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$961	$977
Receivables, net	1,087	1,134
Inventories, net	3,503	3,391
Prepaid expenses	159	145
Total current assets	5,710	5,647
Equipment and leasehold improvements, net	1,915	1,934
Finance lease assets	25	27
Operating lease assets	2,482	2,554
Other assets	95	84
Total assets	$10,227	10,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,725	$2,669
Current debt	1,426	1,599
Other accrued liabilities	584	694
Operating lease liability	270	250
Total current liabilities	5,005	5,212
Noncurrent liabilities:
Long-term debt	1,327	1,288
Long-term operating lease liability	2,341	2,423
Total noncurrent liabilities	3,668	3,711
Total liabilities	8,673	8,923
Stockholders' deficit:
Common stock	750	750
Additional paid-in capital	6,170	6,166
Accumulated deficit	(5,366)	(5,593)
Total stocholders' deficit	1,554	1,323
Total liabilities and stockholders' equity	$10,227	$10,246

SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	September 30, 2021	September 30, 2020
Net income - GAAP	$227	$329
Plus interest expense	96	107
Plus depreciation and amortization expense	71	52
Plus stock-based compensation expense	4	6
Adjusted EBITDA ̶ non-GAAP	$398	$494
Non-GAAP operating margin	6.4%	9.2%